Exhibit 23.1

CONSENT OF JOHN ROZELLE

The undersigned hereby states as follows:

I, John Rozelle, assisted with the preparation of the “NI 43-101 Technical Report, Mt. Todd Gold Project 50,000 tpd Preliminary Feasibility Study, Northern Territory, Australia” effective date of September 10, 2019, issue date October 7, 2019, for Vista Gold Corp. (the “Company”), portions of each of which are summarized (the “Summary Material”) in this Quarterly Report on Form 10-Q for the period ended March 31, 2020 (the “Form 10-Q”).

I hereby consent to the incorporation by reference in the Company’s Registration Statement on Form S-3 (No. 333-218979) and any amendments thereto, and in the related prospectuses, and in the Company’s Registration Statements on Form S-8 (Nos. 333-225031, 333-134767, 333-153019, 333-191505) of the Summary Material concerning the technical report and the reference to my name as set forth above in the Form 10-Q.

Date: May 4, 2020	By: /s/ John Rozelle

Name: John Rozelle